Exhibit 99.1
CONTACT:	S. Leslie Jewett (949) 255-0500 ljewett@calfirstbancorp.com

CFNB REPORTS THIRD QUARTER EPS OF $.17

IRVINE, CALIFORNIA, April 21, 2005 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced net earnings of $1.9 million for the third quarter ended March 31, 2005, a 31% decrease from net earnings of $2.8 million for the third quarter of fiscal 2004. Diluted earnings per share for the third quarter decreased 32% to $0.17 per share, compared to $0.25 per share for the third quarter of the prior year, a slightly higher percentage decrease due to the impact of a greater number of fully diluted shares. For the nine months ended March 31, 2005, net earnings decreased 26% to $5.6 million, compared to $7.5 million for the first nine months of fiscal 2004. Diluted earnings per share were $.49 for the first nine months of fiscal 2005, down 27% from $.67 per share reported for the same period of fiscal 2004.

For the third quarter ended March 31, 2005, gross profit of $8.2 million decreased 14% from $9.5 million reported for the third quarter of the prior year. This reflected a $141,000 decrease in net direct finance and interest income after provision for lease losses and a $1.2 million decrease in other income. The decrease in other income is primarily due to a decrease in lease extensions and lower gains recognized from the sale of leased property resulting from fewer leases reaching their end of term. The 3% decrease in net direct finance and interest income to $4.7 million, compared to $4.9 million for the third quarter of fiscal 2004, included higher direct finance income from a higher average investment in capital leases, despite slightly lower yields earned, which was offset by higher interest expense on deposits and a larger provision for lease losses.

For the first nine months of fiscal 2005, gross profit of $24.0 million decreased 10% from $26.7 million reported for the same period of the prior year. The decrease included a $2.6 million decline in other income and a $103,000 decrease in net direct finance and interest income. The decrease in other income for the nine months resulted from both a large decrease in gain on sales of leased property and lower income from lease extensions. Net direct finance and interest income of $14.0 million for the first nine months of 2005 compared to $14.1 million for the same period of the prior year, and reflected a $238,000, or 2% increase, in total direct finance and interest income, which was offset by higher interest expense. The provision for lease losses was essentially unchanged. The increase in total direct finance and interest income primarily reflected increased interest and investment income earned on liquid investments as a result of higher yields that offset lower average balances.

During the third quarter, CalFirst Bancorp's selling, general and administrative ("S,G&A") expenses increased by 2% to $5.1 million, compared to $5.0 million during the third quarter of fiscal 2004. For the first nine months, S,G&A expenses were up 4% to $15.1 million, compared to $14.5 million reported for the first nine months of the prior year. The increase in S,G&A expenses for both periods is due to higher administrative costs required to manage the growth in the portfolio as well as higher costs related to the development of the organization.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated, "CalFirst Bancorp's results for the third quarter of fiscal 2005 continue to reflect the impact of a smaller portfolio of assets reaching the end of term without sufficient growth in direct finance income from the lease portfolio. New lease transactions booked during the third quarter were $46.8 million, about 15% greater than the third quarter of the prior year. For the nine months, new lease bookings of $126.0 million are 30% greater than the first nine months of the prior year. As a result, the net investment in capital leases of $183.8 million at March 31, 2005 is up 19% from $153.9 million at June 30, 2004. The Company experienced some growth in direct finance income from the portfolio during the third quarter, but will primarily benefit in the coming quarters. The volume of new leases originated during the third quarter is down slightly from fiscal 2004, but for the full nine months, new lease originations are comparable to originations during the first nine months of 2004. Our backlog of approved but un-booked leases at March 31, 2005 is above the level in March 2004, but it is below the level for the first two quarters of fiscal 2005. Transactions in process of $29.6 million at March 31, 2005 is relatively flat compared with the amount at June 30, 2004, but is down from the level at the end of the first and second quarters of fiscal 2005. We are focusing our efforts on improving originations during the last quarter of fiscal 2005. CalFirst Bank has represented a significant portion of the Company's aggregate new lease bookings during the first nine months of fiscal 2005, and continues to represent a growing share of the Company's net earnings."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First Leasing Corporation leases and finances computer networks and other high technology assets through a centralized marketing program designed to offer cost-effective leasing alternatives. California First National Bank ("CalFirst Bank") is a FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and will lease capital assets to businesses and organizations and provide business loans to fund the purchase of assets leased by third parties.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company's actual results could differ materially from the results forecast in the forward-looking statements. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2004 Annual Report on Form 10-K and the 2005 quarterly reports on Form 10Q.

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CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statement of Earnings
(000's except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004

Direct finance income	$ 4,969	$ 4,816	$ 14,100	$ 14,122
Interest income on investments	$ 186	$ 223	$ 695	$ 435
Total direct finance and interest income	$ 5,155	$ 5,039	$ 14,795	$ 14,557

Interest expense on deposits	$ 264	$ 118	$ 651	$ 298
Provision for lease losses	$ 152	$ 41	$ 152	$ 164
Net direct finance and interest income after provision for lease losses	$ 4,739	$ 4,880	$ 13,992	$ 14,095
Other income
Operating and sales-type lease income	$ 1,036	$ 1,757	$ 3,167	$ 4,201
Gain on sale of leases and leased property	$ 2,192	$ 2,486	$ 5,902	$ 7,636
Other income	$ 202	$ 409	$ 904	$ 774
Total other income	$ 3,430	$ 4,652	$ 9,973	$ 12,611

Gross Profit	$ 8,169	$ 9,532	$ 23,965	$ 26,706

Selling, general and administrative expenses	$ 5,121	$ 5,028	$ 15,053	$ 14,474

Earnings before income taxes	$ 3,048	$ 4,504	$ 8,912	$ 12,232

Income taxes	$ 1,143	$ 1,734	$ 3,342	$ 4,709

Net earnings	$ 1,905	$ 2,770	$ 5,570	$ 7,523

Basic earnings per share	$ 0.17	$ 0.25	$ 0.50	$ 0.69
Diluted earnings per share	$ 0.17	$ 0.25	$ 0.49	$ 0.67

Weighted average common shares outstanding	11,089	10,998	11,066	10,956
Diluted number of common shares outstanding	11,408	11,248	11,334	11,155

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	March 31, 2005	June 30, 2004
	(Unaudited)	(Audited)
ASSETS
Cash and short term investments	$ 47,177	$ 64,872
Investment securities	1,570	3,957
Net receivables	2,171	1,464
Property for transactions in process	29,597	30,480
Net investment in capital leases	183,828	153,902
Other assets	2,292	2,329
Discounted lease rentals assigned to lenders	8,075	17,541
	$274,710	$274,545
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 5,533	$ 1,624
Income taxes payable, including deferred taxes	16,742	17,567
Deposits	48,846	24,600
Other liabilities	10,108	9,364
Non-recourse debt	8,075	17,541
Total liabilities	89,304	70,696
Stockholders' Equity	185,406	203,849
	$274,710	$274,545